ASSIGNMENT AND AMENDMENT AGREEMENT


This AGREEMENT is made this 7th day of April, 2011, by and among Catalyst Capital Group, Inc., a California corporation ("Assignor") and Breezer Ventures, Inc., a Nevada corporation ("Assignee").


W I T N E S S E T H:

WHEREAS, Firecreek Global, Inc. ("Firecreek") had a 93.75% working interest (70.341796% net revenue interest) in the Elma Jackson Lease (Texas Railroad Commission Lease Numbers 00757/11494), Callahan County, Texas (for depths above 100 feet below the top of the Ellenburger Formation and in certain areas, depths below 1,400 feet); and

 WHEREAS, Assignor, pursuant to an agreement between Assignor and Firecreek dated December 31, 2010 and attached hereto as Attachment A (the "Firecreek Agreement"), has the right to acquire:

(a)	an undivided 13/16th interest in and to Firecreek's right,
title and interest in and to the following (collectively hereinafter referred to as the "Assets"): (i) Well #6 (API# 42-059-04612) together with the proration units designated for such well by the Texas Railroad Commission and the rights and appurtenances incident to such well (such well and the associated proration units and rights and appurtenances, arising from the working Interests, hereinafter referred to as the "Initial Well"); (ii) Firecreek's rights in, to and under, and obligations arising from, agreements relating to the Lease to the extent the same are applicable to the Initial Well; (iii) Firecreek's interest in fixtures and personal property used solely in connection with the operation of the Initial Well; and (iv) Firecreek's interest in books, files, data and records in Seller's possession to the extent the same relate to the Initial Well provided that possession of same will remain with Firecreek; and

(b)	the right and option (the "Option"), on the terms and conditions stated in the Firecreek Agreement, to acquire a 13/16th interest in and rehabilitate certain other wells (the "Option Wells"); and

WHEREAS, Assignor and Firecreek have agreed to amend the Firecreek Agreement to replace two of the wells subject to the Option such that the final list of wells subject to the Firecreek Agreement is as set forth in Attachment B; and

WHEREAS, Assignor wishes to assign its rights and obligations under the Firecreek Agreement to Assignee so that Assignee has the right to acquire the Assets pursuant to the Firecreek Agreement and the right to exercise the Option under the Firecreek Agreement, all in accordance with the terms and conditions set forth in that certain Asset Purchase Agreement dated April 7, 2011, by and between Assignor and Assignee (the "Asset Purchase Agreement"); and

WHEREAS, the parties hereto and Firecreek desire to evidence such assignment and the amendment to the Firecreek Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignment of Rights under Firecreek Agreement. Subject to the terms and conditions set forth herein, Assignor hereby assigns and transfers to Assignee, and Assignee agrees to purchase and assume from Assignor, in accordance with the terms and conditions of the Asset Purchase Agreement, all of Assignor's rights under the Firecreek Agreement including the right to acquire the Assets and the right to exercise the Option.

2.	Assignee Bound. Assignee hereby accepts the foregoing assignment and transfer and promises to be bound by and upon all the covenants, agreements, terms and conditions set forth herein. Assignee hereby assumes all of the obligations of Assignor under the Firecreek Agreement and agrees to indemnify and save harmless Assignor from loss, costs, damages and expenses in the event that Assignee fails to perform under the Firecreek Agreement in accordance with its terms. Notwithstanding the foregoing, it is understood that as between Firecreek and Assignor, the foregoing assignment does not release Assignor from obligations under the Firecreek Agreement in the event that Assignee fails to perform under the Firecreek Agreement.

3.	Wells Subject to Firecreek Agreement. Assignor and Assignee agree with each other and with Firecreek that the list of wells set forth in Attachment B hereto is the final list of wells subject to the Firecreek Agreement.

4.	Closing Documents. Closing documents to be executed by Firecreek and
Assignee are being provided by Firecreek to Assignor and Assignee contemporaneously with execution of this Agreement.

5.	Option to Acquire All Remaining Wells at One Time. The parties hereto, with the agreement of Firecreek as set forth at the end of this Agreement, agree that the buyer under the Firecreek Agreement shall have the right to acquire all of the wells subject to the Firecreek Agreement as to which the Option has not been exercised at the time in question by (i) providing thirty
(30) days' written notice (which may be given by email) to Firecreek that the buyer wishes to so acquire all such remaining wells and designating a proposed closing date, and (ii) tendering full payment for all such remaining wells (calculated as provided in the Firecreek Agreement) to Firecreek by wire transfer at least ten (10) days prior to the proposed closing date; provided that the proposed closing date shall not be more than sixty (60) days after the date that such notice is given.

6.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

7.	Assignor's Warranty. Assignor warrants and represents to Assignee that
Assignor has full right and authority to acquire the Assets and to exercise the Option, in accordance with the terms and conditions of the Firecreek Agreement, as of the date of this Agreement.

8.	Waiver. Any party hereto shall have the right to waive compliance by the other of any term, condition or covenant contained herein. Such waiver shall not constitute a waiver of any subsequent failure to comply with the same or any different term, condition or covenant.

9.	Applicable Law. California, other than choice of law, shall govern the validity, construction, interpretation and effect of this Agreement as between Assignor and Assignee.

10.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

11.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	Entire Agreement. This Agreement contains the entire understanding between Assignor and Assignee as to the subject matter hereof and no other representations, warranties or covenants have induced either party to execute this Agreement. This Agreement supersedes all prior or contemporaneous agreements between Assignor and Assignee with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

13.	Joint Drafting. The parties agree that this Agreement hereto shall be deemed to have been drafted jointly by all parties hereto, and no construction shall be made other than with the presumption of such joint drafting.

14.	Reliance. Assignor and Assignee hereby represent and warrant to each other and to Firecreek that they are relying on their separate professional advisors for economic, accounting, technical, securities and legal advice and representation, and that they have not relied on the advice, counsel or representations of the other or of Firecreek, or of any principals or agents of the other or of Firecreek, in entering into this Agreement or making any decision relating to this Agreement.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument. Signatures on this Agreement or in any document relating hereto may be given by facsimile, email or other means of electronic transfer and shall be binding on the party giving same as though originally signed, provided that all documents to be recorded shall have original signatures and shall be notarized where required by law.

IN WITNESS WHEREOF, each of the parties hereto has caused this Bill of Sale and Assignment and Assumption to be executed as of the day and year first above written.

ASSIGNEE						ASSIGNOR

Breezer Ventures, Inc. 				Catalyst Capital Group, Inc.
a Nevada Corporation				a California Corporation



By: 	Tang Xu					By: 	Mr. David Wong
Title: 	President					Title: 	President_


Agreed and Acknowledged

Firecreek Global, Inc.



By:	John R. Taylor
Title:	Chief Executive Officer